ZION OIL & GAS, INC.
6510 Abrams Rd., Suite 300
Dallas, Texas  75231

July 23, 2010

VIA EDGAR

H. Roger Schwall
Assistant Director
United States Securities and Exchange Commission
Division of Corporation Finance
Washington, D. C.  20549-4628

Re:	Zion Oil & Gas, Inc.
Form 10-K for Fiscal Year Ended December 31, 2009
Filed March 16, 2010
File No. 1-33228

Dear Mr. Schwall:

This letter is in response to the comment letter from the Securities and Exchange Commission (“Commission”) dated July 9, 2010 (the “Comments”), relating to the above referenced Form 10-K for the Fiscal Year Ended December 31, 2009 (the “10-K”) filed by Zion Oil & Gas, Inc. (“Zion” or the "Company") on March 16, 2010.

Zion is setting forth below the responses to the Comments received from your office.

Response to Comments

General

1. We note the prospectus supplements pursuant to Rule 424(b)(3) and Rule 424(b)(5) dated April 28, 2010. We are unable to locate unqualified legality opinions for these securities offerings covered by the Shelf registration Statement field on Form s-3, file number 333-164563, declared effective on April 16, 2010. Please file the unqualified opinions in a Form 8-K or by post effective amendment or advice. For guidance, please refer to Question 212.05 of the Securities Act Rules Compliance and Disclosure Interpretations, available on our website at http://www.sec.gov/divisions/corpfin/cfguidance.shtml.

Response

The unqualified legality opinion was filed by way of a current report on Form 8-K on July 14, 2010.

2. The signature blocks for your directors and officers are missing conformed signatures. Please provide us with a photocopy of the manually signed signature page dated March 16, 2010.

Response

The conformed signatures were inadvertently omitted. We are attaching photocopies of the manually signed signature pages.

3. In future filings, please include a signature block for Ms. Green to sign in her individual capacity as your principal financial officer and your principal accounting officer, as opposed to (or in addition to) the signature block in which she signs for the company. Refer to General Instruction D.2 to Form 10-K.

Response

In future filings, Zion will include a signature block for its principal financial and accounting officer in his/her individual capacity, as well as a signature block on behalf of the Company.

We trust that the above responds to all of your comments.

The Company hereby acknowledges that it is responsible for the adequacy and accuracy of the disclosure in the filing, that staff comments, or changes to disclosure in response to staff comments, do not foreclose the Commission from taking any action with respect to the filing and that the Company may not assert staff comments as a defense in any proceeding initiated by the Commission under the federal securities laws of the United States.

Sincerely,

/s/ Richard J. Rinberg
Richard J. Rinberg

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZION OIL & GAS, INC.
(Registrant)

By: ______________________	By: ______________________
Richard J. Rinberg	Sandra F. Green,
Chief Executive Officer	Chief Financial Officer and Senior Vice-President
(Principal Executive Officer)	(Principal Financial and Accounting Officer)
Date: March 16, 2010	Date: March 16, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

John M. Brown	Chairman of the Board	March 16, 2010
Richard J. Rinberg	Chief Executive Officer and Director	March 16, 2010
Paul Oroian	Director	March 16, 2010
Kent S. Siegel	Director	March 16, 2010
Yehezkel Druckman	Director	March 16, 2010
Forrest A. Garb	Director	March 16, 2010
Julian Taylor	Director	March 16, 2010

49

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZION OIL & GAS, INC.
(Registrant)

By: ______________________	By: ______________________
Richard J. Rinberg	Sandra F. Green,
Chief Executive Officer	Chief Financial Officer and Senior Vice-President
(Principal Executive Officer)	(Principal Financial and Accounting Officer)
Date: March 16, 2010	Date: March 16, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

John M. Brown	Chairman of the Board	March 16, 2010
Richard J. Rinberg	Chief Executive Officer and Director	March 16, 2010
Paul Oroian	Director	March 16, 2010
Kent S. Siegel	Director	March 16, 2010
Yehezkel Druckman	Director	March 16, 2010
Forrest A. Garb	Director	March 16, 2010
Julian Taylor	Director	March 16, 2010

49

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZION OIL & GAS, INC.
(Registrant)

By:	______________________	By:	______________________
	Richard J. Rinberg Chief Executive Officer (Principal Executive Officer)		Sandra F. Green, Chief Financial Officer and Senior Vice-President (Principal Financial and Accounting Officer)
Date:	March 16, 2010	Date:	March 16, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

John M. Brown	Chairman of the Board	March 16, 2010
Richard J. Rinberg	Chief Executive Officer and Director	March 16, 2010
Paul Oroian	Director	March 16, 2010
Kent S. Siegel	Director	March 16, 2010
Yehezkel Druckman	Director	March 16, 2010
Forrest A. Garb	Director	March 16, 2010
Julian Taylor	Director	March 16, 2010

49

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZION OIL & GAS, INC.
(Registrant)

By:	______________________	By:	______________________
	Richard J. Rinberg Chief Executive Officer (Principal Executive Officer)		Sandra F. Green, Chief Financial Officer and Senior Vice-President (Principal Financial and Accounting Officer)
Date:	March 16, 2010	Date:	March 16, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

John M. Brown	Chairman of the Board	March 16, 2010
Richard J. Rinberg	Chief Executive Officer and Director	March 16, 2010
Paul Oroian	Director	March 16, 2010
Kent S. Siegel	Director	March 16, 2010
Yehezkel Druckman	Director	March 16, 2010
Forrest A. Garb	Director	March 16, 2010
Julian Taylor	Director	March 16, 2010

49

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZION OIL & GAS, INC.
(Registrant)

By: ______________________	By: ______________________
Richard J. Rinberg	Sandra F. Green,
Chief Executive Officer	Chief Financial Officer and Senior Vice-President
(Principal Executive Officer)	(Principal Financial and Accounting Officer)
Date: March 16, 2010	Date: March 16, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

John M. Brown	Chairman of the Board	March 16, 2010
Richard J. Rinberg	Chief Executive Officer and Director	March 16, 2010
Paul Oroian	Director	March 16, 2010
Kent S. Siegel	Director	March 16, 2010
Yehezkel Druckman	Director	March 16, 2010
Forrest A. Garb	Director	March 16, 2010
Julian Taylor	Director	March 16, 2010

49

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZION OIL & GAS, INC.
(Registrant)

By:	______________________	By:	______________________
	Richard J. Rinberg Chief Executive Officer (Principal Executive Officer)		Sandra F. Green, Chief Financial Officer and Senior Vice-President (Principal Financial and Accounting Officer)
Date:	March 16, 2010	Date:	March 16, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

John M. Brown	Chairman of the Board	March 16, 2010
Richard J. Rinberg	Chief Executive Officer and Director	March 16, 2010
Paul Oroian	Director	March 16, 2010
Kent S. Siegel	Director	March 16, 2010
Yehezkel Druckman	Director	March 16, 2010
Forrest A. Garb	Director	March 16, 2010
Julian Taylor	Director	March 16, 2010

49

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZION OIL & GAS, INC.
(Registrant)

By:	______________________ Richard J. Rinberg Chief Executive Officer (Principal Executive Officer)	By:	______________________ Sandra F. Green, Chief Financial Officer and Senior Vice-President (Principal Financial and Accounting Officer)
Date:	March 16, 2010	Date:	March 16, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

John M. Brown	Chairman of the Board	March 16, 2010
Richard J. Rinberg	Chief Executive Officer and Director	March 16, 2010
Paul Oroian	Director	March 16, 2010
Kent S. Siegel	Director	March 16, 2010
Yehezkel Druckman	Director	March 16, 2010
Forrest A. Garb	Director	March 16, 2010
Julian Taylor	Director	March 16, 2010

49